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                   [CAUSEY DEMGEN & MOORE INC. LETTERHEAD]




February 5, 1997


United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Western Country Clubs, Inc.
         SEC File No. 000-24058

Ladies and Gentlemen:

The undersigned Causey Demgen & Moore Inc., previously acted as independent
accountants   to audit the financial statements of Western Country Clubs, Inc.
(the "Company"). We are no longer acting as independent accountants to the Company.

This letter will confirm that we have reviewed Item 4. of the Company's Form 8-K dated January 30, 1997, captioned "CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT" and that we agree the statements made therein as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Dated this 5th day of February, 1997.

Sincerely,


CAUSEY DEMGEN & MOORE INC.




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